Rule 424(b)(3)
Registration No. 333-132201

Pricing Supplement dated June 10, 2008
(To Prospectus dated March 7, 2006
and Prospectus Supplement dated March 7, 2006)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Floating Rate

Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

CUSIP: 89233PY83

Principal Amount (in Specified Currency): $250,000,000. TMCC may increase the Principal Amount prior to the Original Issue Date but is not required to do so.

Issue Price: 100%

Trade Date: June 10, 2008

Original Issue Date: June 16, 2008

Stated Maturity Date: June 16, 2010


Initial Interest Rate: Three month LIBOR determined on June 12, 2008
		       plus 0.05%, accruing from June 16, 2008

Interest Payment Period: Quarterly

Interest Payment Dates: The 16th of each March, June, September,
			December, and on the Maturity Date

Net Proceeds to Issuer: $249,900,000

Agents' Discount or Commission: See "Additional Terms of the Notes -
				Plan of Distribution"

Agents:	J.P. Morgan Securities Inc.
Barclays Capital Inc.
RBC Capital Markets Corporation
Citigroup Global Markets Inc.

Agents' Capacity:  See "Additional Terms of the Notes -
		   Plan of Distribution"

Calculation Agent: Deutsche Bank Trust Company Americas

Interest Calculation:
[X] Regular Floating Rate Note
[ ] Inverse Floating Rate Note:
	Fixed Interest Rate:
[ ] Floating Rate/Fixed Rate Note:
	Fixed Interest Rate:
	Fixed Rate Commencement Date:

[ ] Other Floating Rate Note
	(See attached)


Interest Rate Basis:
	[ ] CD Rate
	[ ] CMS Rate
	[ ] CMT Rate
	[ ] Commercial Paper Rate
	[ ] Eleventh District Cost of Funds Rate
	[ ] Federal Funds Rate
	[ ] LIBOR Reuters/Page:
	[X] LIBOR Telerate/Page: 3750
	[ ] Prime Rate
	[ ] Treasury Rate
	[ ] Other (see attached)

If CMT:
Designated CMT Maturity Index:
	__ Year(s)
Designated CMT Telerate Page:
	[ ] 7051
	[ ] 7052
If  7052:
	[ ] Week
	[ ] Month

Spread (+/-): + 0.05%
Spread Multiplier: N/A
Index Maturity: 3 month
Index Currency: U.S. Dollars
Maximum Interest Rate: N/A
Minimum Interest Rate: N/A

Initial Interest Reset Date: September 16, 2008

Interest Rate Reset Period: Quarterly

Interest Reset Dates: the same day as the related Interest Payment
		      Date

Interest Determination Date: the second London Banking Day preceding
			     each Interest Reset Date

Day Count Convention:
	[ ]  30/360
	[X]  Actual/360
	[ ]  Actual/Actual

Business Day Convention
	[ ] Following
	[X] Modified Following

Redemption: Not Applicable
Redemption Dates:
Notice of Redemption:

Repayment: Not Applicable
Optional Repayment Date(s):
Repayment Price:

Original Issue Discount:	 No

Specified Currency: U.S. dollars
Minimum Denominations: $1,000 and $1,000 increments thereafter
Form of Note:
	[X] Book-entry only
	[ ] Certificated



ADDITIONAL TERMS OF THE NOTES

Plan of Distribution

Under the terms of and subject to the conditions of the Third Amended and Restated Distribution Agreement dated March 7, 2006 between TMCC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and Toyota Financial Services Securities USA Corporation ("TFSS USA") (such agreement, the "Distribution Agreement"), J.P. Morgan Securities Inc., acting as principal, has agreed to purchase and TMCC has agreed to sell to J.P. Morgan Securities Inc. $131,000,000 in principal amount of the Notes (the "J.P. Morgan Notes") at 99.96% of such principal amount. J.P. Morgan Securities Inc. will receive a discount or commission equal to 0.04% of such
principal amount.   Under the terms of and subject to the conditions of the
Distribution Agreement, Citigroup Global Markets Inc., acting as principal, has agreed to purchase and TMCC has agreed to sell to Citigroup Global Markets Inc. $5,000,000 in principal amount of the Notes (the
"Citigroup Notes") at 99.96% of such principal amount. Citigroup Global Markets Inc. will receive a discount or commission equal to 0.04% of such principal amount.

Under the terms of and subject to the conditions of an Appointment
Agreement dated September 14, 2007 and an Appointment Agreement Confirmation dated June 10, 2008 (which incorporates by reference the Distribution Agreement), each between TMCC and Barclays Capital Inc., Barclays Capital Inc., acting as principal, has agreed to purchase and TMCC has agreed to sell to Barclays Capital Inc. $64,000,000 in principal amount of the Notes (the "Barclays Notes") at 99.96% of such principal amount. Barclays Capital Inc. will receive a discount or commission equal to 0.04% of such principal amount.

Under the terms of and subject to the conditions of an Appointment Agreement dated January 5,
2007 and an Appointment Agreement Confirmation dated June 11, 2008 (which incorporates by reference the Distribution Agreement), each between TMCC and RBC Capital Markets Corporation, RBC Capital Markets Corporation, acting as principal, has agreed to purchase and TMCC has agreed to sell to RBC Capital Markets Corporation $50,000,000 in principal amount of the Notes (the
"RBC Notes") at 99.96% of such principal amount. RBC Capital Markets Corporation will receive a discount or commission equal to 0.04% of such principal amount.

Under the terms and conditions of the Distribution Agreement, the obligations of J.P. Morgan Securities Inc., Citigroup Global Markets Inc., Barclays Capital Inc. and RBC Capital Markets Corporation to purchase the J.P. Morgan Notes, the Citigroup Notes, the Barclays Notes and the RBC
Notes, respectively, are several and not joint, and in the event of a default by any of J.P. Morgan Securities Inc., Citigroup Global Markets Inc., Barclays Capital Inc. and RBC Capital Markets Corporation, TMCC will issue the Notes to the non-defaulting dealers only and the size of the offering will be correspondingly reduced. Under the terms and conditions of the Distribution Agreement, each of J.P. Morgan Securities Inc., Citigroup
Global Markets Inc., Barclays Capital Inc. and RBC Capital Markets Corporation is committed to take and pay for its own full allocation of the Notes offered hereby if any of such allocation is taken.

Settlement

We expect that delivery of the Notes will be made against payment therefor on the Original Issue Date. Under Rule 15c6-1 of the Securities Exchange
Act of 1934, as amended, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than three Business Days prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement and should consult their own investment advisor.